                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The  undersigned   investment   company  hereby  notifies  the  Securities  and
Exchange  Commission  that it registers under and pursuant to the provisions of
Section  8(a) of the  Investment  Company  Act of 1940 and in  connection  with such notification of registration submits the following information:

Name:  Oppenheimer SMA Global Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

      Robert G. Zack, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Financial Center
      225 Liberty Street, 11th Floor
      New York, New York  10281-1008

Check Appropriate Box:

Registrant is filing a Registration  Statement pursuant to Section 8(b) of the
Investment  Company  Act of 1940  concurrently  with the  filing of Form N-8A:
Yes       X       No ______

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Pursuant  to the  requirements  of the  Investment  Company  Act of 1940,  the registrant has caused this  notification  of registration to be duly signed on its  behalf  in the City of New York and  State of New York on the 29th day of
June, 2006.

                              Oppenheimer SMA Global Fund

                              By:   /s/ Robert G. Zack
                                    Robert G. Zack, Secretary

Attest:

By:   /s/ Lisa Bloomberg
      Lisa Bloomberg, Assistant Secretary